November 17, 2005

Securities and Exchange Commission
450 - 5th Street, N.W.
Washington, DC 20549

Commissioners:

We have read the statements made by Eternal Energy Corp., a Nevada corporation (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K/A report of Eternal Energy Corp. dated November 4, 2005. We agree with the statements concerning our Firm in such Form 8-K/A.

Very truly yours,

/s/ Franklin Griffith and Associates

Franklin Griffith and Associates
Las Vegas, Nevada